Exhibit 4.1

CERTIFICATE OF DESIGNATION OF
SERIES F REDEEMABLE, CONVERTIBLE PREFERRED STOCK

OF BIOHITECH GLOBAL, INC.

BioHiTech Global, Inc., a corporation organized and existing under the laws of the State of Delaware ("Company"), hereby certifies that the Board of Directors of the Company (the "Board of Directors" or the "Board"), pursuant to authority of the Board of Directors as required by applicable corporate law, and in accordance with the provisions of its certificate of incorporation and bylaws, has and hereby authorizes a series of the Company's previously authorized Preferred Stock, par value $0.0001 per share (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the rights, preferences, privileges, powers and restrictions thereof, as follows:

1.            Designation and Number of Shares. There shall hereby be created and established a series of preferred stock of the Company designated as “Series F Redeemable, Convertible Preferred Stock” (the “Preferred Shares”). The authorized number of Preferred Shares shall be Thirty Thousand Ninety (30,090) shares. Each Preferred Share shall have a par value of $0.0001. Capitalized terms not defined herein shall have the meanings as set forth in Section 22 below.

2.            Ranking. Except with respect to any other existing or future series of preferred stock of senior rank to the Preferred Shares in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of the Company (collectively, the “Senior Preferred Stock”) or any existing or future series of preferred stock of pari passu rank to the Preferred Shares in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of the Company (collectively, the “Parity Stock”), all shares of capital stock of the Company shall be junior in rank to all Preferred Shares with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of the Company (collectively, the “Junior Stock”). The rights of all such shares of capital stock of the Company shall be subject to the rights, powers, preferences and privileges of the Preferred Shares. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative rights, powers, preferences, privileges, and designations provided for herein and no such merger or consolidation shall result inconsistent therewith.

3.            Dividends.

(a) Commencing on the date of issuance of a Holder’s Preferred Shares (the “Initial Issuance Date”), each holder of such Preferred Shares (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive dividends (the “Dividends”), out of funds legally available therefor, subject to the provisions of Section 3(c) below, at an annual rate of nine percent (9%) per annum, payable bi-annually commencing on September 15, 2020 (the “Initial Divided Date”) and continuing every six-months thereafter for so long as the Series F Preferred Stock remain outstanding and unconverted (each a “Dividend Date”) at the option of the Holder, in cash (a “Cash Dividend”) provided such Cash Dividend is not subject to a “Company Restriction” (as that term is defined in Section 4(c) herein), or (ii) shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) (the “Dividend Shares”) so long as the delivery of Dividend Shares would not violate the provisions of Section 4(e). On or before the fifteenth (15th) Trading Day prior to the Initial Dividend Date, if the Holder desires to elect to receive a Cash Dividend, such Holder shall deliver a written notice to the Company (a “Dividend Election Notice”) which notice either (A) confirms that the Holder paid on such Dividend Date shall be paid entirely in Dividend Shares or (B) elects to receive Dividends as Cash Dividends. Any Holder who does not set a Dividend Election Notice, shall be deemed to have agreed to accept Dividend Shares and all Dividends paid to such Holders shall be paid in Dividend Shares. If the Company is unable to pay a Dividend to the Holders as a Cash Dividend due to a Company Restriction, the Company shall advise on or before the fifth (5th) Trading Day of receipt of such Dividend Election Notice of the Company’s inability to make such Cash Dividend and pay the Dividend Shares to the Holder as set forth herein, unless The Holder shall provide notice on or before the fifth (5th) Trading Day of the Company’s advisement that Holder instruct the Company to accumulate Dividends, but not to pay the Dividend in Dividend Shares.

(b)            The Dividend payable to such Holder on such Dividend Date in Dividend Shares shall be paid in a number of fully paid and non-assessable shares (rounded up to the next whole share) of Common Stock equal to the quotient of (1) the amount of Dividends payable to such Holder on such Dividend Date less any Cash Dividends paid and (2) the Conversion Price in effect on the applicable Dividend Date. Dividends on the Preferred Shares shall commence accumulating on the Initial Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed. Subject to Section 3(c) and Section 4(b), Dividends shall be payable as provided in Section 3 (a). If a Dividend Date is not a Business Day (as defined below), then the Dividend shall be due and payable on the Business Day immediately following such Dividend Date.

(c)            The Company may only pay a Cash Dividend (“Cash Payment Dividend”) to a Holder provided that the payment of such a Cash Payment Dividend would not breach any provision of any agreement or obligation of the Company outstanding on the Initial Issuance Date and still outstanding on such Dividend Date (a “Company Restriction”). Cash Payment Dividends shall be paid by the Company out of funds legally available therefor, in cash by wire transfer of immediately available funds, in the amount of any Cash Payment Dividend.

(d)            The Company may only pay Dividend Shares on a Dividend Date to any Holder provided that the Company has not defaulted under any of the provisions of this Certificate of Designation. On the applicable Dividend Date the Company shall issue and deliver to the Holder the Dividend Shares either through electronic book entry form with the Transfer Agent or a certificate, registered in the name of such Holder or its designee, for the number of Dividend Shares to which such Holder shall be entitled and with respect to each Dividend Date. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Dividend Shares.

4.            Conversion. Each Preferred Share shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock (as defined below) on the terms and conditions set forth in this Section 4.

(a)	Holder’s Conversion Right.

(i)            Subject to the provisions of Section 4(e), at any time or times after the Initial Issuance Date (the “Initial Conversion Date”) each Holder shall be entitled to convert any whole number of Preferred Shares and any accrued but unpaid Dividends into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 4(c) at the Conversion Rate (as defined below).

(ii)            The number of validly issued, fully paid and non-assessable shares of Common Stock issuable upon conversion (the “Conversion Shares”) of each Preferred Share pursuant to Section 4(a) shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount
Conversion Price

No fractional shares of Common Stock are to be issued upon the conversion of any Preferred Shares. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the next whole share.

(b)          Company’s Mandatory Conversion Right. At such time as: (i) the closing price of the Common Stock on the Principal Market is $5.50 or greater for ten (10) consecutive Trading Days (the “Measuring Period”); and (ii) the average trading volume of the Common Stock on the Principal market is 50,000 shares or greater, and either (A) a registration statement covering the Conversion Shares has been declared effective by the U.S. Securities and Exchange Commission (the “Commission”) or (B) at such time as the Holders would be able to sell the Conversion Shares in accordance with Rule 144, as promulgated by the Commission under the Securities Act of 1933, as amended, as such Rule may be amended from time to time (the “Mandatory Conversion Date”), then each outstanding share of the Preferred Shares, together with any and all accrued but unpaid Dividends, will automatically convert into such number of fully paid and non-assessable shares of Common Stock as is determined in Section 4(a)(ii) above (the “Mandatory Conversion”) and shall be issued as Conversion Shares as set forth in this Section 4. The Company shall deliver to each Holder the Conversion Shares issuable upon conversion of such Holder’s Preferred Shares and the failure by any Holder to return a certificate for the Preferred Shares will have no effect on the Mandatory Conversion pursuant to this Section 4(b), which Mandatory Conversion will be deemed to occur on the Mandatory Conversion Date.

(c)          Mechanics of Conversion. The conversion of each Preferred Share shall be conducted in the following manner:

(i)        Holder’s Conversion. Subject to the provisions of Section 4(e), to convert Preferred Shares into validly issued, fully paid and non-assessable shares of Common Stock on any date (a “Conversion Date”), a Holder shall deliver (via electronic mail), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion of Preferred Shares subject to such conversion in the form attached hereto as Exhibit A (the “Conversion Notice”) to the Company, which Conversion Notice shall be subject to adjustment pursuant to Section 8. If required by Section 4(c)(vi), within three (3) Trading Days following a conversion of any such Preferred Shares as aforesaid, such Holder shall surrender to a nationally recognized overnight delivery service for delivery to the Company the original certificates representing the share(s) of Preferred Shares (the “Preferred Share Certificates”) so converted as aforesaid.

(ii)        Company’s Response. On or before the second (2nd) Trading Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile or electronic mail an acknowledgment of confirmation, in the form attached hereto as Exhibit B, of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the fifth (5th) Trading Day following the date of receipt by the Company of such Conversion Notice, the Company shall (1) provided that (x) the Transfer Agent is participating in DTC Fast Automated Securities Transfer Program and (y) such Conversion Shares to be so issued are registered for resale pursuant to the terms of a registration statement or are eligible for resale pursuant to Rule 144 of the Securities Act credit such aggregate number of Conversion Shares to which such Holder shall be entitled to such Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if either of the immediately preceding clauses (x) or (y) are not satisfied, issue and deliver the Conversion Shares either through electronic book entry form with the Transfer agent (or via reputable overnight courier) to the address as specified in such Conversion Notice, a certificate, registered in the name of such Holder or its designee, for the number of Conversion Shares to which such Holder shall be entitled. If the number of Preferred Shares represented by the Preferred Share Certificate(s) submitted for conversion pursuant to Section 4(c)(vi) is greater than the number of Preferred Shares being converted, then the Company shall if requested by such Holder, as soon as practicable and in no event later than three (3) Trading Days after receipt of the Preferred Share Certificate(s) and at its own expense, issue and deliver to such Holder (or its designee) a new Preferred Share Certificate representing the number of Preferred Shares not converted.

(iii)        Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(iv)        Intentionally Omitted.

(v)         Pro Rata Conversion; Disputes. In the event the Company receives a Conversion Notice from more than one Holder for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares submitted for conversion, the Company shall convert from each Holder electing to have Preferred Shares converted on such date a pro rata amount of such Holder’s Preferred Shares submitted for conversion on such date based on the number of Preferred Shares submitted for conversion on such date by such Holder relative to the aggregate number of Preferred Shares submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to a Holder in connection with a conversion of Preferred Shares, the Company shall issue to such Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 22.

(vi)        Book-Entry. Notwithstanding anything to the contrary set forth in this Section 4, upon conversion of any Preferred Shares in accordance with the terms hereof, no Holder thereof shall be required to physically surrender the certificate representing the Preferred Shares to the Company following conversion thereof unless (A) the full or remaining number of Preferred Shares represented by the certificate are being converted (in which event such certificate(s) shall be delivered to the Company as contemplated by this Section 4(c)(vi)) or (B) such Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Preferred Shares upon physical surrender of any Preferred Shares. Each Holder and the Company shall maintain records showing the number of Preferred Shares so converted by such Holder and the dates of such conversions or shall use such other method, reasonably satisfactory to such Holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of the Company establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. A Holder and any transferee or assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each certificate for Preferred Shares shall bear the following legend:

ANY TRANSFEREE OR ASSIGNEE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY’S CERTIFICATE OF DESIGNATION RELATING TO THE SHARES OF SERIES F PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 4(c)(vi) THEREOF. THE NUMBER OF SHARES OF SERIES F PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF SERIES F PREFERRED STOCK STATED ON THE FACE HEREOF PURSUANT TO SECTION 4(c)(vi) OF THE CERTIFICATE OF DESIGNATION RELATING TO THE SHARES OF SERIES F PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE.

(d)          Taxes. The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof), issuance and other similar taxes that may be payable with respect to the issuance and delivery of shares of Common Stock upon the conversion of Preferred Shares.

(e)          Principal Market Regulation. Notwithstanding anything herein to the contrary, the Company shall not issue any shares of Common Stock upon conversion of any Preferred Shares or otherwise pursuant to this Certificate of Designation, until the Company obtains the Stockholder Approval, if and to the extent such Stockholder Approval is necessary for such issuance.

(f)            Anti-Dilution. If, at any time while the Preferred Shares are outstanding, the Company sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock or Common Stock Equivalents at or with a conversion formula that creates an effective price per share that is lower than the then Conversion Price (such lower price or conversion formula, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, without the prior written consent of a majority of the Holders of the Preferred Shares, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to equal the Base Conversion Price. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. Notwithstanding the foregoing, no adjustment will be made under this Section 4(f) in respect of an Exempt Issuance. The Company shall notify the Holders in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 4(f), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price, conversion formula and other pricing terms (such notice, the “Dilutive Issuance Notice”). For the avoidance of doubt, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 4(f), upon the occurrence of any Dilutive Issuance, the Holders will be entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the Base Conversion Price in the Notice of Conversion.

5.             Redemption.

(a)            Following a date (the "Redemption Date") that is twenty-four (24) months after the Initial Issuance Date the Company, at its sole option may redeem all or less than all of the Preferred Shares plus any and all accrued but unpaid Dividends for: a) cash (a “Cash Redemption”) at the price of the Stated Value per Preferred Share, (the “Redemption Price”), provided such Cash Redemption is not subject to a Company Restriction; or b) for shares of Common Stock provided that (i) the closing price of the Common Stock on the Principal Market is $3.00 or greater for ten (10) consecutive Trading Days (the “Measuring Period”); and (ii) the average trading volume of the Common Stock on the Principal market is 50,000 shares or greater, for such number of shares of Common Stock (the “Redemption Shares”) determined in accordance with the conversion rate set forth in Section 4(a)(ii) above provided the delivery of the Redemption Shares would not violate the provisions of Section 4(e).

(b)            If fewer than all the outstanding Preferred Shares are to be redeemed pursuant to this Section 5, the Company shall select those Preferred Shares to be redeemed pro rata or in such manner as the Board of Directors may determine.

(c)            Written notice as to the redemption of any Preferred Shares pursuant to this Section 5 shall be given by first class mail, postage pre-paid, to each such record holder of such Preferred Shares at the respective mailing addresses of each such holder as the same shall appear on the stock transfer records of the Company. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any such Preferred Shares except as to the holder to whom notice was defective or not given. Each record holder of Preferred Shares subject to a Cash Redemption shall have the option for seven calendar days following the date of such written redemption notice to convert the Preferred Shares into Common Stock in accordance with the conversion rate set forth in Section 4(a)(ii) above provided the delivery of the Common Stock would not violate the provisions of Section 4(e).

(d)          In addition to any information required by law or by the applicable rules of any exchange upon which Preferred Shares may then be listed or admitted to trading, such notice shall state: (i) the Redemption Date; (ii) the redemption price payable on the Redemption Date, including without limitation the amount of any accrued and unpaid Dividends payable as part of the redemption price; (iii) whether the redemption price will be paid in a Cash Redemption or Redemption Shares; and (iv) that dividends on the Preferred Shares to be redeemed will cease to accrue on such Redemption Date. If less than all the Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder also shall specify the number of Preferred Shares held by such holder to be redeemed.

(e)          The Company shall not issue fractional shares of Common Stock upon any redemption for Redemption Shares, but in lieu of fractional shares, the Corporation shall round up to the nearest whole number of shares of Common Stock to be issued.

6.            Rights Upon Fundamental Transactions. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Certificate of Designation and the other Transaction Documents in accordance with the provisions of this Section 6 pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Preferred Shares in exchange for such Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designation, including, without limitation, having a Stated Value and Dividend Rate equal to the stated value and dividend rate of the Preferred Shares held by the Holders and having similar ranking to the Preferred Shares, and reasonably satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose shares of common stock are quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein and therein. In addition to the foregoing, upon consummation of a Fundamental Transaction, the Successor Entity shall deliver to each Holder confirmation that there shall be issued upon conversion of the Preferred Shares at any time after the consummation of such Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) issuable upon the conversion of the Preferred Shares prior to such Fundamental Transaction, such shares of publicly traded common stock (or their equivalent) of the Successor Entity (including its Parent Entity) which each Holder would have been entitled to receive upon the consummation of such Fundamental Transaction had all the Preferred Shares held by each Holder been converted immediately prior to such Fundamental Transaction (without regard to any limitations on the conversion of the Preferred Shares contained in this Certificate of Designation), as adjusted in accordance with the provisions of this Certificate of Designation. The provisions of this Section 6 shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Preferred Shares.

7.            Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. Without limiting any provision of Section 11, if the Company at any time on or after the Initial Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. Without limiting any provision of Section 11, if the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 7 shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section _ occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.

8.            Reservation of Shares. The Company shall initially reserve out of its authorized and unissued Common Stock a number of shares of Common Stock equal to 100% of the Conversion Rate with respect to the Conversion Amount of each Preferred Share as of the Initial Issuance Date (assuming for purposes hereof, that such Preferred Shares are convertible at the Conversion Price and without taking into account any limitations on the conversion of such Preferred Shares set forth in herein). So long as any of the Preferred Shares are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, as of any given date, 100% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Preferred Shares issued or issuable pursuant to the Transaction Documents assuming for purposes hereof, have been issued and without taking into account any limitations on the issuance of securities set forth herein, provided that at no time shall the number of shares of Common Stock so available be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions contained in this Certificate of Designation) (the “Required Amount”). The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of Preferred Shares held by each Holder on the Initial Issuance Date or increase in the number of reserved shares (as the case may be) (the “Authorized Share Allocation”). In the event a Holder shall sell or otherwise transfer any of such Holder’s Preferred Shares, each transferee shall be allocated a pro rata portion of such Holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining Holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such Holders.

9.            Voting Rights. Holders of Preferred Shares shall have no voting rights, except as required by law (including, without limitation, the DGCL) and as expressly provided in this Certificate of Designation. To the extent that under the DGCL the vote of the holders of the Preferred Shares, voting separately as a class or series as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the holders of all of the Preferred Shares, voting together in the aggregate and not in separate series unless required under the DGCL, represented at a duly held meeting at which a quorum is presented or by written consent of all of the Preferred Shares (except as otherwise may be required under the DGCL), voting together in the aggregate and not in separate series unless required under the DGCL, shall constitute the approval of such action by both the class or the series, as applicable. Subject to Section 4(e), to the extent that under the DGCL holders of the Preferred Shares are entitled to vote on a matter with holders of shares of Common Stock, voting together as one class, each Preferred Share shall entitle the holder thereof to cast that number of votes per share as is equal to the number of shares of Common Stock into which it is then convertible (subject to the ownership limitations specified in Section 4(e) hereof) using the record date for determining the stockholders of the Company eligible to vote on such matters as the date as of which the Conversion Price is calculated. Holders of the Preferred Shares shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled by vote, which notice would be provided pursuant to the Company’s bylaws and the DGCL).

10.          Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of shares of Junior Stock, an amount per Preferred Share 110% of the Conversion Amount thereof on the date of such payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of Parity Stock, then each Holder and each holder of Parity Stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder and such holder of Parity Stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and all holders of shares of Parity Stock. To the extent necessary, the Company shall cause such actions to be taken by each of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section 10. All the preferential amounts to be paid to the Holders under this Section 10 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of shares of Junior Stock in connection with a Liquidation Event as to which this Section 10 applies.

11.          Participation. In addition to any adjustments pursuant to Section 7, the Holders shall, as holders of Preferred Shares, be entitled to receive such dividends paid and distributions made to the holders of shares of Common Stock to the same extent as if such Holders had converted each Preferred Share held by each of them into shares of Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of shares of Common Stock (provided, however, to the extent that a Holder’s right to participate in any such dividend or distribution would result in such Holder exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such dividend or distribution to such extent (or the beneficial ownership of any such shares of Common Stock as a result of such dividend or distribution to such extent) and such dividend or distribution to such extent shall be held in abeyance for the benefit of such Holder until such time, if ever, as its right thereto would not result in such Holder exceeding the Maximum Percentage).

12. Events of Default. Each of the following events shall constitute an event of default:

(a)       the suspension from trading or failure of the Common Stock to be traded or listed (as applicable) on an Eligible Market for a period of five (5) consecutive Trading Days;

(b)       the Company’s written notice to any holder of the Preferred Shares, including, without limitation, by way of public announcement or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of any Preferred Shares into shares of Common Stock that is requested in accordance with the provisions of this Certificate of Designation, other than pursuant to Section 4(e) hereof;

(c)       the Company’s Board of Directors fails to pay any Dividends to be paid on the applicable Dividend Date in accordance with Section 3;

(d)       the Company’s failure to pay to any Holder any Dividend (whether or not declared by the Board of Directors) or any other amount when and as due under this Certificate of Designation or any other Transaction Document or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby, except, in the case of a failure to pay Dividends and late charges when and as due, in each such case only if such failure remains uncured for a period more than three (3) Trading Days;

(e)       the occurrence of any default under, redemption of or acceleration prior to maturity of at least an aggregate of $1,000,000 of indebtedness of the Company or any Subsidiaries;

(f)        bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary by a third party, shall not be dismissed within sixty (60) days of their initiation;

(g)       the commencement by the Company or any Subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company or any subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company or any Subsidiary in furtherance of any such action or the taking of any action by any Person to commence a Uniform Commercial Code foreclosure sale or any other similar action under federal, state or foreign law;

(h)       the entry by a court of (A) a decree, order, judgment or other similar document in respect of the Company or any Subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (B) a decree, order, judgment or other similar document adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable federal, state or foreign law or (C) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of thirty (30) consecutive days;

(i)        a final judgment or judgments for the payment of money aggregating in excess of $1,000,000 are rendered against the Company and/or any of its Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $1,000,000 amount set forth above so long as the Company provides each Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to each Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within sixty (60) days of the issuance of such judgment;

(j)        other than as specifically set forth in another clause of this Section 12, the Company or any Subsidiary breaches any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect) or any covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of five (5) consecutive Trading Days, unless such breach does not have a Material Adverse Effect (as defined below); or

(k)       any breach or failure in any respect by the Company or any Subsidiary to comply with any covenants of this Certificate of Designation, unless such breach does not have a Material Adverse Effect.

13.       Vote to Change the Terms of or Issue Preferred Shares. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, the Company shall not amend or repeal any provision of, or add any provision to, its Certificate of Incorporation or bylaws, or file any certificate of designations or articles of amendment of any series of shares of preferred stock, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit, of the Preferred Shares, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise; provided, however, the Company shall be entitled, without the consent of the Required Holders unless such consent is otherwise required by the DGCL, to (a) amend the Certificate of Incorporation to effectuate one or more reverse stock splits of its issued and outstanding Common Stock for purposes of maintaining compliance with the rules and regulations of the Principal Market; (b) purchase, repurchase or redeem any shares of capital stock of the Company junior in rank to the Preferred Shares (other than pursuant to equity incentive agreements (that have in good faith been approved by the Board) with employees giving the Company the right to repurchase shares upon the termination of services); or (c) issue any preferred stock that is junior in rank to the Preferred Shares.

14.       Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificates representing Preferred Shares (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Company shall execute and deliver new certificate(s) of like tenor and date.

15.       Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation and any of the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit any Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Certificate of Designation. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required, to the extent permitted by applicable law. The Company shall provide all information and documentation to a Holder that is requested by such Holder to enable such Holder to confirm the Company’s compliance with the terms and conditions of this Certificate of Designation.

16.       Noncircumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation, and will at all times in good faith carry out all the provisions of this Certificate of Designation and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of this Certificate of Designation, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any Preferred Shares above the Conversion Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Preferred Shares and (iii) shall, so long as any Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, the maximum number of shares of Common Stock as shall from time to time be necessary to effect the conversion of the Preferred Shares then outstanding (without regard to any limitations on conversion contained herein).

17.       Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any Person as the drafter hereof.

18.       Notices. The Transaction Documents shall provide each Holder of Preferred Shares with prompt written notice of all actions taken pursuant to the terms of this Certificate of Designation, including in reasonable detail a description of such action and the reason therefor. Whenever notice is required to be given under this Certificate of Designation, unless otherwise provided herein, such notice must be in writing and shall be given in accordance with the signature page of the Transaction Documents. Without limiting the generality of the foregoing, the Company shall give written notice to each Holder (i) promptly following any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any grant, issuances, or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to all holders of shares of Common Stock as a class or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided, in each case, that such information shall be made known to the public prior to, or simultaneously with, such notice being provided to any Holder.

19.       Transfer of Preferred Shares. A Holder may transfer some or all of its Preferred Shares without the consent of the Company.

20.       Preferred Shares Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Preferred Shares, in which the Company shall record the name, address and facsimile number of the Persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the Person in whose name any Preferred Shares is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

21.       Amendment. This Certificate of Designation or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the DGCL, of the Required Holders, voting separate as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the DGCL and the Certificate of Incorporation.

22.       Dispute Resolution.

The Company shall have three (3) Business Days after receipt of the Conversion Notice to advise the Holder in writing via facsimile or electronic mail that the Company disputes the calculation of the Conversion Shares.  The Company shall promptly (no later than two (2) Business Days) issue to the Holder any number of Conversion Shares that is not disputed and shall advise the Holder of the disputed amount within two (2) Business Days following the Company’s receipt of such Holder’s Conversion Notice. If such Holder and the Company are unable to promptly resolve such dispute relating to such Conversion Notice, at any time after the second (2nd) Business Day following such initial notice by the Company of such dispute to the Holder, then such dispute shall be submitted by arbitration according to the Commercial Arbitration Rules of the American Arbitration Association located in New York City before a single arbitrator. Notwithstanding the prior sentence, any other action commenced by either party herein shall be venued in the appropriate court of competent jurisdiction located in the county of New York, State of New York.

23.       Certain Defined Terms. For purposes of this Certificate of Designation, the following terms shall have the following meanings:

(a)            “1934 Act” means the Securities Exchange Act of 1934, as amended.

(b)            “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(c)            “Certificate of Designation” means the Certificate of Designation of Series F Redeemable, Convertible Preferred Stock of BioHiTech Global, Inc.

(d)            “Common Stock” means (i) the Company’s shares of common stock, $0.0001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(e)            “Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

(f)            “Conversion Amount” means, with respect to each Preferred Share, as of the applicable date of determination, the product of (1) the Stated Value thereof, times (2) the number of Preferred Shares the Holder is attempting to convert, together with any and all accrued but unpaid Dividends.

(g)            “Conversion Price” means $2.10, subject to adjustment as provided in this Certificate of Designation.

(h)            “Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

(i)            Reserved.

(j)            “Dividend Rate” means nine percent (9.0%).

(k)            “Eligible Market” means The New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, or the Principal Market.

(l)            “Exempt Issuance” means any offer, issuance or agreement to issue any Common Stock or securities convertible into or exercisable for shares of common stock (or modify any of the foregoing which may be outstanding) in connection with (i) full or partial consideration in connection with a strategic merger, consolidation or purchase of substantially all of the securities or assets of the Company or other entity, (ii) the Company’s issuance of securities in connection with strategic license agreements and other partnering arrangements so long as such issuances are not for the purpose of raising capital, (iii) the Company’s issuance of Common Stock or the issuance or grants of options to purchase Common Stock pursuant to the Company’s equity incentive and employee stock purchase plans, (iv) issuance of securities to consultants or vendors as payment for services rendered, (v) the conversion of any of the Preferred Shares, (vi) the payment of any dividends on the Preferred Shares, and (vii) the issuance of any Securities and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the Issuance Date, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities or to extend the term of such securities.

(m)            “Fundamental Transaction” means that (i) the Company or any of its Subsidiaries shall, directly or indirectly, in one or more related transactions, (1) consolidate or merge with or into (whether or not the Company or any of its Subsidiaries is the surviving corporation) any other Person, or (2) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of the Company’s properties or assets to any other Person, or (3) allow any other Person to make a purchase, tender or exchange offer that is accepted by the holders of more than fifty percent (50%) of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (4) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than fifty percent (50%) of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (5)  reorganize, recapitalize or reclassify the Common Stock, or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of fifty percent (50%) of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Company.

(n)            “Liquidation Event” means, whether in a single transaction or series of transactions, the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries, taken as a whole.

(o)            “Material Adverse Effect” means any material adverse effect on (i) the business, properties, assets, liabilities, operations (including results thereof), condition (financial or otherwise) or prospects of the Company or any subsidiary, either individually or taken as a whole, (ii) the transactions contemplated hereunder or (iii) the authority or ability of the Company to perform any of its obligations hereunder.

(p)            “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(q)            “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(r)            “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(s)            “Principal Market” means the Eligible Market, OTC PINK, OTCQB, OTCQX, or OTCBB.

(t)            “Required Holders” means the holders of at least two-thirds of the outstanding Preferred Shares.

(u)            “Securities” means, collectively, the Preferred Shares and the shares of Common Stock issuable upon conversion of the Preferred Shares.

(v)            “Securities Act” means the Securities Act of 1933, as amended.

(w)            “Stated Value” shall mean $115.00 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the Initial Issuance Date with respect to the Preferred Shares.

(x)            “Stockholder Approval” means, for the purposes of this Certificate of Designation and any other Transaction Document, the affirmative approval of the stockholders of the Company providing for the Company’s issuance of all of the Securities as described in the Transaction Documents if and to the extent required in accordance with applicable law and the rules and regulations of the Principal Market.

(y)            “Subsidiary” or “Subsidiaries” means any subsidiary of the Company, including, where applicable, any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

(z)            “Successor Entity” means the Person (or, if so elected by the Required Holders, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Required Holders, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(aa)          “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Required Holders.

(bb)      Reserved.

(cc)      “Transaction Documents” means the Certificate of Designation plus the Securities Purchase Agreement and Series F Common Stock Purchase Warrant entered into contemporaneously with the Holder’s subscription of the Preferred Shares.

(dd)      “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers, trustees or other similar governing body of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

24.       Disclosure. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Certificate of Designation, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the Company or any of its Subsidiaries, the Company shall simultaneously with any such receipt or delivery publicly disclose such material, non-public information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, non-public information relating to the Company or any of its Subsidiaries, the Company so shall indicate to each Holder contemporaneously with delivery of such notice, and in the absence of any such indication, each Holder shall be allowed to presume that all matters relating to such notice do not constitute material, non-public information relating to the Company or its Subsidiaries. Nothing contained in this Section 24 shall limit any obligations of the Company, or any rights of any Holder.

(Remainder of the page left intentionally blank.)

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation of Series F Redeemable, Convertible Preferred Stock of Inc. to be signed by its duly authorized officer on this 9th day of March, 2020.

BioHiTech Global, Inc.

By:	/s/ Brian C. Essman
	Name:	Brian C. Essman
	Title:	Chief Financial Officer

EXHIBIT A

BioHiTech Global, Inc.

CONVERSION NOTICE

Reference is made to the Certificate of Designation of Series F Redeemable, Convertible Preferred Stock of BioHiTech Global, Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series F Redeemable, Convertible Preferred Stock (the “Preferred Shares”), of BioHiTech Global, Inc., a Delaware corporation (the “Company”), indicated below into shares of common stock of the Company, as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Share certificate no(s). of Preferred Shares to be converted:

Tax ID Number (If applicable):

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Facsimile Number:

Holder:

By:

Title:

Dated:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

EXHIBIT B

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs Vstock Transfer, LLC to issue the above indicated number of shares of Common Stock in accordance with its Transfer Agent Instructions dated ___________________ from the Company and acknowledged and agreed to by Vstock Transfer, LLC.

BioHiTech Global Inc.

By:
Name:
Title:
Date:

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